NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2019 RESULTS

AUSTIN, TX, May 10, 2019 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast growing markets in Texas, today reported first-quarter 2019 results.
Highlights:

•	Completed the sale of a retail pad subject to a ground lease located in the Circle C community for $3.2 million.

•
Sold three single-family residential properties for a total of $2.8 million, including two Amarra Drive Phase III lots and one Amarra Villas townhome. Since the end of first-quarter 2019, Stratus closed on the sale of the last completed Amarra Villas townhome and two Amarra Drive Phase III lots for a total of $2.8 million. As of May 3, 2019, eight Amarra Drive Phase III lots were under contract.

•	Received $4.6 million of bond proceeds related to Travis County municipal utility district (MUD) reimbursements of infrastructure costs incurred for development of Barton Creek.

•	Modified Amarra Villas credit facility to increase loan amount from $8.0 million to $15.0 million and extend maturity for three years through March 2022.

•	Finalized the New Caney H-E-B, L.P. (HEB) grocery store lease and acquired HEB’s interests in the New Caney partnership for approximately $5 million.

•
Completed construction of Santal Phase II, a 212-unit multi-family project located directly adjacent to the previously completed Santal Phase I, a 236-unit multi-family project, in Barton Creek. As of March 31, 2019, 78 percent of the Phase II units were leased and Santal Phase I was stabilized. Stratus is actively exploring options to sell or refinance the combined 448-unit Santal property.

•
Construction of Kingwood Place, an HEB-anchored, mixed-use project, is progressing on schedule and on budget and the retail space was 79 percent leased as of March 31, 2019. The HEB grocery store is currently anticipated to open in November 2019.

•
Construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community, is currently ahead of schedule and on budget. The first units are expected to be delivered by the end of May 2019 and project completion is expected in fourth-quarter 2019.

•
Stratus' total stockholders' equity was $124.0 million at December 31, 2018, compared with $127.3 million at December 31, 2017. As reported in its filing with the United States (U.S.) Securities and Exchange Commission (SEC) on March 27, 2019, Stratus' after-tax Net Asset Value (NAV) increased to $326.1 million, or $39.58 per share, as of December 31, 2018, compared with $314.0 million, or $38.08 per share, as of December 31, 2017. The increase in the after-tax NAV was primarily driven by development activity at the Santal Phase II, The Saint Mary, Lantana Place, Kingwood Place, Magnolia and Jones Crossing projects. For additional information regarding NAV, see "Cautionary Statement," and supplemental pages VI and VII, which are available on Stratus' website, "stratusproperties.com."

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “Capitalizing on the momentum achieved in 2018, our first-quarter results demonstrate that we continue to successfully implement our development plan. Development and leasing of our mixed-use projects, including Jones Crossing, West Killeen Market, Lantana Place and Kingwood Place, are progressing towards stabilization. We are very pleased with the leasing of our Santal II multi-family project, which is nearing stabilization. We are actively exploring options to sell or refinance the combined 448-unit Santal property. We believe that our steady progress in developing and leasing our projects is reflected in our annual after-tax net asset value which increased to $326 million as of December 31, 2018, up from $314 million as of December 31, 2017. We expect steady momentum to continue throughout 2019 and we look forward to creating value for shareholders.”

First-Quarter 2019 Financial Results
Stratus reported net income attributable to common stockholders of $0.9 million, $0.10 per share, in first-quarter 2019, compared to a net loss attributable to common stockholders of $1.9 million, $0.23 per share, in first-quarter 2018. Stratus' first-quarter 2019 revenues totaled $19.7 million, compared with $17.8 million for first-quarter 2018. The increase in revenues in first-quarter 2019 primarily reflects higher revenues from single-family residential property sales and increased revenues associated with execution of new leases for recently completed properties, partly offset by reduced hotel group business and entertainment event attendance.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $0.8 million in first-quarter 2019, compared with $1.0 million in first-quarter 2018. For a reconciliation of net income (loss) attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule on page V, "Adjusted EBITDA," which is available on Stratus' website.

Summary Financial Results

	Three Months Ended March 31,
	2019	2018
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$2,953	$1,202
Leasing Operations	3,859	2,255
Hotel	8,372	9,394
Entertainment	4,825	5,259
Eliminations and other	(311)	(345)
Total consolidated revenue	$19,698	$17,765

Operating income (loss)
Real Estate Operations	$2,846	$(425)
Leasing Operations	2,421	432
Hotel	774	1,461
Entertainment	824	735
Corporate and other	(3,222)	(3,106)
Total consolidated operating income (loss)	$3,643	$(903)

Net income (loss) attributable to common stockholders	$862	$(1,870)

Diluted net income (loss) per share	$0.10	$(0.23)

Adjusted EBITDA	$816	$1,047

Capital expenditures and purchases and development of real estate properties	$32,741	$27,988

Diluted weighted-average shares of common stock outstanding	8,213	8,137

The increase in revenue from the Real Estate Operations segment in first-quarter 2019, compared to first-quarter 2018, primarily reflects higher revenues from the sale of an Amarra Villas townhome in first-quarter 2019. During first-quarter 2019, Stratus sold two Amarra Drive Phase III lots and one Amarra

Villas townhome for a total of $2.8 million, compared with the sales of one Amarra Drive Phase II lot and one Amarra Drive Phase III lot for $1.2 million during first-quarter 2018. The increase in first-quarter 2019 operating income also reflects $3.4 million of bond proceeds related to Travis County MUD reimbursements of infrastructure costs incurred for development of Barton Creek, which were recorded as a reduction of cost of sales. Since the end of first-quarter 2019, Stratus closed on the sale of the last completed Amarra Villas townhome and two Amarra Drive Phase III lots for a total of $2.8 million. As of May 3, 2019, eight Amarra Drive Phase III lots were under contract.

The increase in revenue from the Leasing Operations segment in first-quarter 2019, compared to first-quarter 2018, primarily reflects the commencement of new leases at Stratus' recently completed projects, including Lantana Place, Jones Crossing and Santal Phase II. The increase in operating income during first-quarter 2019, compared to first-quarter 2018, primarily reflects the recognition of a $2.1 million gain in first-quarter 2019 on the sale of a retail pad subject to a ground lease located in the Circle C community.

The decreases in revenue and operating income from the Hotel segment in first-quarter 2019, compared to first-quarter 2018, primarily reflect reduced group business and lower food and beverage sales in first-quarter 2019. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $238 in first-quarter 2019, compared with $262 for first-quarter 2018. While Stratus remains positive on the long-term outlook of the W Austin Hotel based on continued population growth and increased tourism in the Austin market, a continued increase in competition resulting from the anticipated opening of additional hotel rooms in downtown Austin during the remainder of 2019 and 2020 may have an ongoing impact on Stratus' hotel revenues.

The decreases in revenue and operating income from the Entertainment segment in first-quarter 2019, compared to first-quarter 2018, primarily reflect lower event attendance at the ACL Live venue. ACL Live hosted 64 events and sold approximately 49 thousand tickets in first-quarter 2019, compared with 57 events and the sale of approximately 55 thousand tickets in first-quarter 2018. Additionally, 3TEN ACL Live, hosted 50 events and sold approximately 5 thousand tickets in first-quarter 2019, compared with 49 events and the sale of 5 thousand tickets in first-quarter 2018.

Debt and Liquidity
At March 31, 2019, consolidated debt totaled $320.9 million and consolidated cash totaled $19.0 million, compared with consolidated debt of $295.5 million and consolidated cash of $19.0 million at December 31, 2018.

In March 2019, Stratus entered into a loan agreement with Comerica Bank to modify, increase and extend Stratus' Amarra Villas credit facility, which was scheduled to mature on July 12, 2019. The new loan agreement provides for an increase in the revolving credit facility from $8.0 million to $15.0 million and an extension of the maturity date from July 12, 2019, to March 19, 2022.

Also, in March 2019, a Stratus subsidiary entered into a $5.0 million land loan with Texas Capital Bank. Proceeds from the loan were used to fund the acquisition of HEB's portion of the New Caney partnership in which Stratus and HEB purchased a tract of land for the future development of an HEB-anchored, mixed-use project in New Caney, Texas.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $32.7 million for first-quarter 2019, primarily related to the development of The Saint Mary, Kingwood Place and Santal Phase II projects. This compares with $28.0 million for first-quarter 2018, primarily for the development of Lantana Place, Jones Crossing and Barton Creek properties, which include Santal Phase II.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited first-quarter 2019 financial and operating results today, May 10, 2019, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and by dialing (412) 317-0088 for international access. Please use replay ID: 10130736. The replay will be available on Stratus' website at stratusproperties.com until May 15, 2019.
____________________________

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding projections or expectations related to the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell or refinance properties (including, but not limited to, Amarra Drive lots, Amarra Villas townhomes, West Killeen Market, the retail building at Barton Creek Village, The Saint Mary, and Santal), operational and financial performance, expectations regarding future cash flows, MUD reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, liquidity, tax rates, the impact of interest rate changes, capital expenditures, financing plans, possible joint venture, partnership, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway in 2017, other plans and objectives of management for future operations and development projects, future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Under Stratus’ loan agreements with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreements with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint venture, partnership, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to sell properties at prices its Board considers acceptable, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in the Austin, Texas area and other select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway in 2017 and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. SEC.

This press release also includes measures of Adjusted EBITDA and after-tax NAV, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. After-tax NAV illustrates current embedded value in Stratus' real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus' active development plan. Adjusted EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate these measures differently. As required by SEC Regulation G, reconciliations of Stratus' net income (loss) attributable to common stockholders to Adjusted EBITDA and Stratus' after-tax NAV to total stockholders' equity in its consolidated balance sheet, are included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2019		2018
Revenues:
Real estate operations	$2,948		$1,194
Leasing operations	3,629		2,004
Hotel	8,325		9,322
Entertainment	4,796		5,245
Total revenues	19,698		17,765
Cost of sales:
Real estate operations	46	[a]	1,566
Leasing operations	2,139		1,182
Hotel	6,675		7,029
Entertainment	3,479		3,968
Depreciation	2,630		1,942
Total cost of sales	14,969		15,687
General and administrative expenses	3,199		2,981
Gain on sale of assets	(2,113)		—
Total	16,055		18,668
Operating income (loss)	3,643		(903)
Interest expense, net	(2,572)		(1,559)
(Loss) gain on interest rate derivative instruments	(59)		178
Loss on early extinguishment of debt	(16)		—
Other income, net	299	[b]	11
Income (loss) before income taxes and equity in unconsolidated affiliates' loss	1,295		(2,273)
Equity in unconsolidated affiliates' loss	—		(3)
(Provision for) benefit from income taxes	(433)		406
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$862		$(1,870)

Net income (loss) per share attributable to common stockholders
Basic	$0.11		$(0.23)
Diluted	$0.10		$(0.23)

Weighted average common shares outstanding:
Basic	8,167		8,137
Diluted	8,213		8,137

a.	Includes $3.4 million of municipal utility district (MUD) reimbursements which were recorded as a reduction of cost of sales.

b.	Includes $283 thousand of interest income associated with MUD reimbursements.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2019		December 31, 2018
ASSETS
Cash and cash equivalents	$19,048		$19,004
Restricted cash	14,981		19,915
Real estate held for sale	17,523		16,396
Real estate under development	148,618		136,678
Land available for development	24,874		24,054
Real estate held for investment, net	265,816		253,074
Lease right-of-use assets	11,854	[a]	—
Deferred tax assets	11,543		11,834
Other assets	14,526		15,538
Total assets	$528,783		$496,493

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$23,943		$20,602
Accrued liabilities, including taxes	7,145		11,914
Debt	320,909		295,531
Lease liabilities	12,258	[a]	—
Deferred gain	8,984		9,270
Other liabilities	12,552		12,525
Total liabilities	385,791		349,842

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93		93
Capital in excess of par value of common stock	186,424		186,256
Accumulated deficit	(40,241)		(41,103)
Common stock held in treasury	(21,360)		(21,260)
Total stockholders' equity	124,916		123,986
Noncontrolling interests in subsidiaries	18,076	[b]	22,665
Total equity	142,992		146,651
Total liabilities and equity	$528,783		$496,493

a.	Effective January 1, 2019, Stratus adopted a new accounting standard that requires lessees to recognize most leases on the balance sheet.

b.	Decrease represents Stratus' purchase of H-E-B, L.P.'s interests in the New Caney partnership.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash flow from operating activities:
Net income (loss)	$862	$(1,870)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,630	1,942
Cost of real estate sold	1,931	403
Gain on sale of assets	(2,113)	—
Loss (gain) on interest rate derivative contracts	59	(178)
Loss on early extinguishment of debt	16	—
Debt issuance cost amortization and stock-based compensation	296	412
Equity in unconsolidated affiliates' loss	—	3
Increase in deposits	108	205
Deferred income taxes	291	(504)
Purchases and development of real estate properties	(3,298)	(3,612)
MUD reimbursements applied to real estate under development	920	—
Increase in other assets	(928)	(822)
Decrease in accounts payable, accrued liabilities and other	(83)	(4,963)
Net cash provided by (used in) operating activities	691	(8,984)

Cash flow from investing activities:
Capital expenditures	(29,443)	(24,376)
Proceeds from sale of assets	3,170	—
Payments on master lease obligations	(306)	(388)
Purchase of noncontrolling interest in consolidated subsidiary	(4,589)	—
Other, net	—	(30)
Net cash used in investing activities	(31,168)	(24,794)

Cash flow from financing activities:
Borrowings from credit facility	12,086	16,300
Payments on credit facility	(12,911)	(1,075)
Borrowings from project loans	30,744	13,164
Payments on project and term loans	(4,006)	(563)
Cash dividend paid for stock-based awards	(17)	—
Stock-based awards net payments	(100)	(203)
Financing costs	(209)	—
Net cash provided by financing activities	25,587	27,623
Net decrease in cash, cash equivalents and restricted cash	(4,890)	(6,155)
Cash, cash equivalents and restricted cash at beginning of year	38,919	39,390
Cash, cash equivalents and restricted cash at end of period	$34,029	$33,235

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community; the Circle C community, including The Saint Mary; the Lantana community, including a portion of Lantana Place still under development and vacant pad sites; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing still under development and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia), Kingwood, Texas (Kingwood Place) and New Caney, Texas (New Caney), located in the greater Houston area.
The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, Barton Creek Village, Santal Phase I and Phase II, West Killeen Market in Killeen, Texas, and completed portions of the Lantana Place and Jones Crossing projects.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.
The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at the W Austin Hotel & Residences. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]		Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended March 31, 2019:
Revenues:
Unaffiliated customers	$2,948		$3,629		$8,325	$4,796	$—	$19,698
Intersegment	5		230		47	29	(311)	—
Cost of sales, excluding depreciation	46	[c]	2,144		6,698	3,607	(156)	12,339
Depreciation	61		1,407		900	394	(132)	2,630
General and administrative expenses	—		—		—	—	3,199	3,199
Gain on sale of assets	—		(2,113)	[d]	—	—	—	(2,113)
Operating income (loss)	$2,846		$2,421		$774	$824	$(3,222)	$3,643
Capital expenditures and purchases and development of real estate properties	$3,298		$29,220		$98	$125	$—	$32,741
MUD reimbursements classified as a reduction of real estate under development[c]	920		—		—	—	—	920
Total assets at March 31, 2019	219,215		159,606		99,146	44,000	6,816	528,783

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Leasing	Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended March 31, 2018:
Revenues:
Unaffiliated customers	$1,194	$2,004	$9,322	$5,245	$—	$17,765
Intersegment	8	251	72	14	(345)	—
Cost of sales, excluding depreciation	1,566	1,190	7,038	4,136	(185)	13,745
Depreciation	61	633	895	388	(35)	1,942
General and administrative expenses	—	—	—	—	2,981	2,981
Operating (loss) income	$(425)	$432	$1,461	$735	$(3,106)	$(903)
Capital expenditures and purchases and development of real estate properties	$3,612	$23,799	$239	$338	$—	$27,988
Total assets at March 31, 2018	210,279	71,092	101,582	36,439	7,036	426,428

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.
Stratus received $4.6 million of bond proceeds related to MUD reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $0.9 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and $0.3 million in other income, net, in the consolidated statements of comprehensive income (loss).

d.	Includes $2.1 million associated with the sale of a retail pad subject to a ground lease located in the Circle C community.

RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net income (loss) attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended March 31,
	2019		2018
Net income (loss) attributable to common stockholders	$862		$(1,870)
Depreciation	2,630		1,942
Interest expense, net	2,572		1,559
Provision for (benefit from) income taxes	433		(406)
Gain on sale of assets	(2,113)		—
MUD reimbursements	(3,643)	[a]	—
Loss (gain) on interest rate derivative instruments	59		(178)
Loss on early extinguishment of debt	16		—
Adjusted EBITDA	$816		$1,047

a.	Includes $283 thousand of interest income.

V

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES (continued)
AFTER TAX NET ASSET VALUE TO TOTAL STOCKHOLDERS' EQUITY

After-tax NAV estimates the market value of Stratus' assets (gross value) and subtracts the book value of Stratus' total liabilities reported under GAAP (excluding deferred financing costs presented in debt), value attributable to third party owners, estimated HEB profits, interests and profit participation incentive plan awards, and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2018, and 2017, plus all outstanding stock options and restricted stock units. The computation of Stratus' after-tax NAV uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus' lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are Member of the Appraisal Institute (MAI) certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser.

Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:

1.	the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;

2.	the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or

3.	the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property. Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

We are a diversified real estate company and our portfolio of real estate assets includes commercial, hotel, and entertainment properties, as well as multi-family and single-family residential real estate properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach utilized, the appraisers may have used one or more of the following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/or holding costs of comparable properties; and market capitalization and discount rates.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither we nor the appraiser verifies. We review the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but we do not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

VI

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES (continued)
AFTER TAX NET ASSET VALUE TO TOTAL STOCKHOLDERS' EQUITY (continued)

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for our common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus' common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus' shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus' common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus' common stock. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' after-tax NAV to the most comparable GAAP measure, total stockholders' equity (in millions).

	December 31,
	2018	2017
After-tax NAV	$326.1	$314.0
Less: Gross value of assets	(762.8)	(636.1)
Add: Deferred financing costs presented in total debt	2.8	2.1
Corporate tax on built-in gain	46.5	41.4
Value attributable to third party ownership	32.0	—
Estimated HEB profits interests and profit participation awards	5.5	—
Rounding	0.1	—
Total liabilities	(349.8)	(278.6)
Add: Total assets	496.5	406.0
Less: Noncontrolling interest in subsidiaries	(22.7)	(0.1)
Total stockholders' equity	$124.0	$127.3

VII